EXHIBIT (a)(7)


This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 22, 1999 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Kentucky Sub by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of
                             Comair Holdings, Inc.
                                       at
                              $23.50 Net per Share
                                       by
                               Kentucky Sub, Inc.
                    an indirect, wholly owned subsidiary of

                             Delta Air Lines, Inc.

     Kentucky Sub, Inc., a Kentucky corporation ("Kentucky Sub") and an indirect, wholly owned subsidiary of Delta Air Lines, Inc., a Delaware corporation ("Delta"), is offering to purchase any and all issued and outstanding shares of common stock, no par value (the "Shares"), of Comair Holdings, Inc., a Kentucky corporation ("Comair"), at a price of $23.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 22, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

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           THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 19, 1999, UNLESS THE OFFER IS EXTENDED.
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     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with the Shares then owned by Delta and its affiliates, represents at least two-thirds of the Shares outstanding on a fully diluted basis. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 17, 1999 (the "Merger Agreement"), among Comair, Delta and Kentucky Sub. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Kentucky Sub will be merged with and into Comair (the "Merger"), with Comair continuing as the surviving corporation. Pursuant to the Merger, each outstanding Share (other than Shares held by Comair as treasury shares or Shares owned by Delta or its affiliates, which will in either case be canceled and no payment made with respect thereto, and other than Shares, if any, held by shareholders who have properly exercised dissenters' rights in accordance with Kentucky law) will be converted into a right to receive $23.50 in cash without interest.

     THE BOARD OF DIRECTORS OF COMAIR HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COMAIR AND THE HOLDERS OF SHARES (OTHER THAN DELTA AND ITS AFFILIATES), AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Morgan Stanley Dean Witter ("Morgan Stanley") has delivered to the Board of Directors of Comair its written opinion as investment bankers that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates). See the Offer to Purchase for further information concerning the opinion of Morgan Stanley.

     The purpose of the Offer is for Delta to increase its ownership of Comair from approximately 22.06% to 100%. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Kentucky Sub may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended or (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn. Kentucky Sub reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Harris Trust Company of New York, the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof.

     For purposes of the Offer, Kentucky Sub shall be deemed to have accepted for payment tendered Shares when, as and if Kentucky Sub gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 20, 1999, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

     A request is being made to Comair for the use of its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Kentucky Sub's expense. Questions or requests for assistance may be directed to the Information Agent.

                    The Information Agent for the Offer is:
                               Morrow & Co., Inc.
                                445 Park Avenue
                               New York, NY 10022
                           Shareholders Please Call:
                           (800) 566-9061 (Toll Free)

                     Banks and Brokerage Firms Please Call:
                           (800) 662-5200 (Toll Free)
                         (212) 754-8000 (Call Collect)

                      The Dealer Manager for the Offer is:
                              Goldman, Sachs & Co.
                                85 Broad Street
                               New York, NY 10004
                         (212) 902-1000 (Call Collect)




October  22, 1999